Exhibit 99.1

Contacts:

Ligand Pharmaceuticals Incorporated	LHA
John Higgins, President and CEO	Don Markley
Erika Luib, Investor Relations	dmarkley@lhai.com
(858) 550-7896	(310) 691-7100
@Ligand_LGND	@LHA_IR_PR

Ligand Pharmaceuticals Announces Second Quarter Results

Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO (August 8, 2012) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced financial results for the three and six months ended June 30, 2012 and provided an update on key programs.

“The strength of our business model and our product pipeline was demonstrated in the recent announcements by Onyx Pharmaceuticals of the approval of Captisol-enabled Kyprolis™, and by GlaxoSmithKline regarding the FDA’s priority review of Promacta® for the treatment of thrombocytopenia in adult patients with chronic hepatitis C. We look forward to continued commercial, regulatory and clinical progress by our partners and our team during the remainder of the year,” said John Higgins, President and Chief Executive Officer of Ligand. “We are pleased with the financial performance of the business and believe our strong growth prospects are coming into focus given the significant positive events over the past few months.”

Second Quarter Results

Total revenues for the second quarter of 2012 were $5.7 million, compared with $7.5 million for the same period in 2011. The decrease in revenues was due primarily to timing of customer purchases of Captisol this year and recognition of $1.3 million of non-cash deferred revenue relating to Fablyn in the second quarter 2011. Royalties for the second quarter of 2012 increased $0.8 million compared with the second quarter of 2011, primarily due to an increase in Promacta sales.

Total operating costs and expenses for the second quarter of 2012 were $7.5 million, compared with $8.7 million for the second quarter of 2011. Cost of goods sold was $0.4 million, compared with $1.6 million for the second quarter of 2011. Research and development expenses declined by $0.4 million, primarily due to timing of expenses related to internal research and development projects. General and administrative expenses were essentially flat and lease exit and termination expenses increased $0.2 million, all compared with the same quarter a year ago.

The net loss in the second quarter of 2012 was $2.3 million, or ($0.11) per share, compared with a net loss of $0.9 million, or ($0.05) per share, in the second quarter of 2011. The loss from continuing operations for the second quarter of 2012 was $4.1 million, or ($0.20) per share, compared with a loss from continuing operations of $0.9 million, or ($0.05) per share for the second quarter of 2011. Income from discontinued operations for the second quarter of 2012 was $1.8 million, or $0.09 per share.

As of June 30, 2012, Ligand had cash, cash equivalents, short-term investments and restricted investments of $11.7 million.

Year-to-Date Results

Total revenues for the six months ended June 30, 2012 were $11.4 million, compared with $11.4 million for the first six months of 2011. Cost of goods sold was $0.6 million for the first six months of 2012, compared with $2.1 million for the first six months of 2011. Other operating costs and expenses for the first six months of 2012 were $13.3 million, compared with $12.4 million for the first six months of 2011.

The net loss for the first six months of 2012 was $0.9 million, or ($0.04) per share, compared with net income of $9.1 million, or $0.46 per diluted share, for the first six months of 2011. The net loss from continuing operations for the first half of 2012 was $4.6 million, or ($0.23) per share, compared with net income from continuing operations of $9.1 million, or $0.46 per diluted share, for the comparable 2011 period. Net income and income from continuing operations for the first half of 2011 include a $13.4 million income tax benefit. Net income from discontinued operations for the first six months of 2012 was $3.7 million, or $0.19 per share.

Second Quarter and Recent Partner Highlights

•

Ligand partner GlaxoSmithKline announced that it has been granted priority review from the U.S. Food and Drug Administration (FDA) for the supplemental new drug application for Promacta to treat thrombocytopenia in adult patients with chronic hepatitis C virus (HCV) infection.

•

Captisol licensee Onyx Pharmaceuticals received accelerated approval from the FDA for Kyprolis (carfilzomib) for injection, a proteasome inhibitor indicated for the treatment of patients with multiple myeloma who have received at least two prior therapies, including bortezomib and an immunomodulatory agent, and have demonstrated disease progression on or within 60 days of completion of the last therapy.

•

Ligand partner Pfizer announced that the European Medicines Agency (EMA) accepted for review the Marketing Authorization Application (MAA) for bazedoxifene/conjugated estrogens, a potential new medicine for postmenopausal women with a uterus for the treatment of estrogen deficiency symptoms and treatment of osteoporosis in women at risk of fracture. Pfizer expects a decision from the EMA in 2013.

•	Ligand entered into a clinical-stage Captisol agreement with Vertex Pharmaceuticals.

•

Ligand announced positive preclinical data on LGD-6972, a small-molecule glucagon receptor antagonist for the treatment of type-2 diabetes, at the American Diabetes Association’s 72nd Scientific Sessions in June.

2012 Operating Forecast

Affirming its previous forecast, Ligand expects 2012 total revenues to be approximately $30 million, with revenue in the third quarter of approximately $8 million and revenue in the fourth quarter of approximately $11 million. Revenue for the second half of the year may fluctuate significantly between the third and fourth quarter based on the timing of license payments and customer purchases of Captisol. The Company continues to expect combined research and development and general and administrative expenses of approximately $25 million during 2012, including approximately $6 million of non-cash expense items. Additionally, the Company continues to expect its operations to be profitable and cash-flow positive for the year.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until September 8, 2012 at 5:30 p.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. The account number is 361 and the passcode is 396983. Individual investors can access the Webcast through Ligand’s web site at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model that is based upon the concept of developing or acquiring royalty revenue generating assets and coupling them to a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets, and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies address the unmet medical needs of patients for a broad spectrum of diseases including diabetes, hepatitis, muscle wasting, thrombocytopenia, dyslipidemia, anemia, multiple myeloma and osteoporosis. Ligand’s Captisol platform technology is a patent protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world’s leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Eli Lilly & Company, Baxter International, Bristol-Myers Squibb, Celgene, Onyx Pharmaceuticals, Lundbeck Inc., The Medicines Company, Curis, Inc. and Rib-X Pharmaceuticals. Please visit www.captisol.com for more information on Captisol. For more information on Ligand, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may not be profitable or cash-flow positive before the end of 2012, we may not receive expected revenue from material sales of Captisol, we may not be able to effectively integrate CyDex’s business into our current business, expected royalties on partnered products or from research and development milestones may not be received, and we and our partners may not be able to timely or successfully advance any product(s) in Ligand’s internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2012 or beyond, that Ligand will deliver strong cash flow over the long-term, that Ligand will realize the expected benefits of the acquisition of CyDex, that Ligand’s 2012 revenues will be at the levels or be broken down as currently anticipated or that Captisol sales will be sufficiently strong, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, or that there will be a market for the product(s) if successfully developed and approved. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand’s ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the Avinza and oncology product lines. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

[Tables to follow]

LIGAND PHARMACEUTICALS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues:
Royalties	$2,983	$2,172	$6,043	$4,165
Material sales	1,665	2,984	2,332	4,034
Collaborative research and development and other revenues	1,094	2,307	3,003	3,160

Total revenues	5,742	7,463	11,378	11,359

Operating costs and expenses:
Cost of goods sold	435	1,623	590	2,148
Research and development	2,850	3,237	5,668	5,223
General and administrative	3,940	3,855	7,442	7,299
Lease exit and termination costs	247	(16)	173	(168)

Total operating costs and expenses	7,472	8,699	13,873	14,502
Amortization of deferred gain on sale leaseback	—	426	—	851

Loss from operations	(1,730)	(810)	(2,495)	(2,292)
Other income (expense), net	(1,998)	37	(1,755)	(2,038)
Income tax (expense) benefit	(338)	(141)	(303)	13,444

Income (loss) from continuing operations	(4,066)	(914)	(4,553)	9,114

Income from discontinued operations, net of taxes	1,799	—	3,670	4

Net income	$(2,267)	$(914)	$(883)	$9,118

Basic and diluted per share amounts:
Income (loss) from continuing operations	$(0.20)	$(0.05)	$(0.23)	$0.46
Discontinued operations	0.09	—	0.19	0.00

Net income	$(0.11)	$(0.05)	$(0.04)	$0.46

Weighted average number of common shares	19,749,266	19,650,260	19,728,852	19,623,249

LIGAND PHARMACEUTICALS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$10,385	$17,041
Accounts receivable	817	6,110
Inventory	2,698	1,301
Other current assets	2,262	1,581
Current portion of co-promote termination asset	4,934	6,197

Total current assets	21,096	32,230
Restricted cash and investments	1,341	1,341
Property and equipment, net	644	455
Goodwill and other identifiable intangible assets	71,167	72,331
Long-term portion of co-promote termination asset	9,822	15,255
Other assets	524	738

Total Assets	$104,594	$122,350

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	18,179	$27,446
Current portion of co-promote termination liability	4,934	6,197
Current portion of note payable	5,806	—
Bank line of credit	1,500	10,000

Total current liabilities	30,419	43,643
Long-term portion of co-promote termination liability	9,822	15,255
Long-term portion of deferred revenue	2,722	3,466
Long-term debt	22,211	20,286
Other long-term liabilities	20,968	22,710

Total liabilities	86,142	105,360
Common stock subject to conditional redemption	—	8,344
Stockholders’ equity	18,452	8,646

Total liabilities and stockholders’ deficit	$104,594	$122,350

# # #